Exhibit 99

NEWS RELEASE

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Steve Albright	or:	Fred Nielson
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Reliv Acquires Exclusive Rights to ‘Superfood’ Lunasin

Deal positions Reliv as industry leader in emerging field of nutritional epigenetics

CHESTERFIELD, MO, July 24, 2013 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today announced that it has entered into an exclusive license for the intellectual property of Soy Labs LLC related to the nutritional ingredient lunasin. Lunasin is a naturally occurring peptide research has identified as the key to many of soy’s documented health benefits, from cholesterol reduction to general cellular health.

The license covers an issued patent and several patent applications related to lunasin and soy-related peptides, proprietary information and manufacturing processes of Soy Labs. Further, the arrangement allows certain Soy Labs employees to join the Reliv corporate staff. The License Agreement is for a term covering the entire period of the basic patent and then provides for a full assignment of all of the technology rights to Reliv. Reliv will make minimum payments of $1,150,000 initially and additional minimum payments over a five year period totaling $850,000. In addition, Reliv will pay a royalty at varying rates over the term of the agreement.

“This is a major step for Reliv and elevates our company to a unique status in the nutrition industry,” said Ryan Montgomery, Reliv president. “For the first time we own an ingredient in its entirety, from the extraction process to the patented mechanisms of action within the body. And lunasin isn’t just any ingredient; it’s the world’s first epigenetic superfood.”

How Lunasin Works

Lunasin is the first nutritional compound identified to affect gene expression and promote optimal health at the epigenetic level. The epigenome, which literally means “beyond the genome,” is a higher level of complexity within the cell. It acts like a dimmer for lights, controlling which genes are used, when they are used and how much they are used.

Lunasin can attach itself to the epigenome. As a result, it can increase expression of important genes needed for normal cell functioning and protect the cells from environmental damage once it occurs. More than 50 published papers from more than 25 research institutions demonstrate lunasin’s multiple health benefits. Learn more about lunasin and epigenetics.

“We’ve always endeavored to remain on the cutting edge of nutrition science in formulating our products at Reliv. And with the acquisition of lunasin, we are now leading the industry in the budding field of nutritional epigenetics,” said Dr. Carl W. Hastings, vice chairman and chief scientific officer.

“New research shows that through nutrition people can influence which genes are expressed,” he added. “Reliv is committed to building on this emerging science and developing nutritional solutions that help people take control of their health.”

‘Tremendous Opportunity’

Reliv’s license of the intellectual property behind Soy Labs lunasin production and marketing stems from a joint research and development partnership formed in August 2011 among Reliv, Soy Labs and the Missouri Plant Science Center. That partnership resulted in the creation of LunaRich® soy powder and LunaRich X™, Reliv-exclusive products made from non-GMO soybean varieties with the highest concentration of bioactive lunasin and manufactured through a proprietary mechanical process (vs. chemical) that maintains the lunasin’s bioactivity.

“Acquiring lunasin not only gives us direct control over the entire LunaRich production process and technologies, it also opens up opportunities for further research and development with lunasin and other plant-based ingredients,” Hastings said. “We’re beyond excited about what this will mean for Reliv consumers around the globe.”

“Epigenetics has hit the mainstream, and we believe nutritional epigenetics will soon follow,” Montgomery added. “Reliv is the only company talking about it because, right now, we’re the only company who can. We believe lunasin positions our company and our distributors to take full advantage of a tremendous growth opportunity.”

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 16 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.